Exhibit 4.5
SUPPLEMENTAL AGREEMENT TO SERIES A-1 PREFERENCE
SHARES SUBSCRIPTION AGREEMENT
     This Supplemental Agreement to Series A-1 Preference Shares Subscription Agreement (the “Agreement”) is entered into as of December 6, 2010 between Shanda Literature Corporation (the “Company”) and Shanda Investment Holdings Limited (“Shanda Investment”), a wholly-owned subsidiary of Shanda Interactive Entertainment Limited (“Shanda”).
     Reference is hereby made to the loan agreement between Shanda and the Company dated April 2, 2010 (the “April Loan Agreement”), pursuant to which Shanda extended an unsecured loan (the “Loan”) in the principal amount of US$10,254,457 (equivalent to RMB70,000,000) to the Company. Capitalized terms not defined herein shall have the meaning given to them in the April Loan Agreement. The April Loan Agreement was assigned by Shanda to Shanda Investment pursuant to a Loan Assignment and Assumption Agreement between Shanda and Shanda Investment dated October 28th, 2010. In November 2010, Shanda Investment reduced the principal amount of the Loan by US$2,500,000 in exchange for 249,999,999 Class A Ordinary Shares of the Company.
     In consideration of the mutual agreements set forth herein, the parties hereto agree as follows:
     Shanda Investment shall satisfy its obligation to pay the purchase price of US$7,754,457 in cash for 3,916,393 Series A-1 Preference Shares to be issued to Shanda Investment under the Series A-1 Preference Shares Subscription Agreement by releasing the Company from its obligations under the April Loan Agreement, including without limitation, the obligations to repay any outstanding principal and/or interest on the Loan, and the April Loan Agreement is hereby terminated.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on December 6, 2010.

SHANDA LITERATURE CORPORATION
By:	/s/ Xiaodong Liang
	Name:	Xiaodong Liang
	Title:	Chief Financial Officer

SHANDA INVESTMENT HOLDINGS LIMITED
By:	/s/ Grace Wu
	Name:	Grace Wu
	Title:	Chief Financial Officer